Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 22, 2010, except for the effects of the reverse stock split discussed in Note 18, as to which the date is November 28, 2010, relating to the consolidated financial statements of RigNet, Inc. and subsidiaries as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, appearing in the prospectus included in Registration Statement (File No. 333-169723) on Form S-1 of RigNet, Inc. and subsidiaries.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
December 20, 2010